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NASDAQ-GM — “TEAM”

FOR IMMEDIATE RELEASE, Monday, November 9, 2009

TechTeam Global Reports Third Quarter 2009 Financial Results

Net profits continue in Q3 2009 despite revenue decline in challenging economic environment

Substantial improvement in cash flow and debt reduction through the first nine months of 2009, versus last year

SOUTHFIELD, MICHIGAN, November 9, 2009…TechTeam Global, Inc. (NASDAQ: “TEAM”), a worldwide provider of information technology outsourcing and business process outsourcing services, today reported net income of $0.9 million, or $0.08 per diluted share, for the three months ended September 30, 2009, compared to a net income of $1.9 million, or $0.18 per diluted share, for the three months ended September 30, 2008.

Third quarter highlights include the following:

•
Revenue was $52.3 million, a decrease of $11.8 million or 18.4% from the third quarter 2008. The decrease was largely due to $1.9 million lower revenues from the divestiture of ANE (on October 31, 2008), an approximate $1.8 million impact of exchange rates on revenue, and an approximate $8.1 million or 13.1% decrease of revenue related to erosion and the previously announced wind-down of certain customer contracts.

•
Cash provided by operations for the nine months ended September 30, 2009 was $16.4 million, a significant improvement over the $3.8 million in cash provided by operations for the same period in 2008, principally driven by improvements in profitability and working capital management.

•	The Company reduced its total debt by $16.0 million during the nine months ended September 30, 2009. Approximately 46% of the Company’s outstanding debt has been eliminated over the past nine months.

•
Gross margin was 23.0% in the third quarter 2009, essentially flat versus 23.1% in the third quarter 2008.  SG&A expense was $10.4 million in the third quarter 2009, a decrease of 6.1% from $11.0 million in the third quarter 2008. SG&A costs as a percent of revenue increased to 19.8% from 17.2% due to the revenue decline year over year.

•	TechTeam was named to the No. 1 position globally in help desk outsourcing in the Black Book of Outsourcing 2009 Survey on Top Infrastructure Management Outsourcing Vendors.

•
The Company continues to expand existing client relationships in its commercial business with numerous wins totaling $13 million in contract value, including substantial scope expansions with two large multi-national clients.

•
The Company’s government business unit was awarded numerous re-competes and option renewals in the quarter totaling approximately $15 million in contract value. Further, the business unit won new business totaling $2 million.

27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

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“The Company’s third quarter 2009 results continued to be affected by a challenging global economic environment,” said Gary J. Cotshott, President and Chief Executive Officer. “We experienced some revenue erosion and new business decision delays during the quarter. To counter the challenge of price pressure and volume reductions, we continue to manage costs very closely and quickly adjust capacity to meet changes in demand.

Despite the tough environment, customers continue to seek high quality, lower cost alternatives to support their IT infrastructure. As a result, our pipeline of new account opportunities continues to be strong. While decisions are subject to longer decision cycles, our pipeline provides a solid basis to recover lost revenue over time.”

In the first quarter of fiscal 2009, management changed its methodology for evaluation of the performance of the Company’s outsourcing services. As a result of this change, certain costs, which were previously included in Selling, general and administrative expense, are now being included in Cost of revenue in the Company’s Condensed Consolidated Statement of Income because they are directly related to revenue. The Company’s financial statements for fiscal year 2008 have been revised, for all periods presented, to conform to the current year presentation. This re-categorization of expenses did not change net income or earnings per share, for all periods presented, in fiscal year 2008. There was no cumulative effect to retained earnings as a result of this re-categorization, and there was no change to the carrying amount of assets and liabilities in fiscal 2008.

For additional financial information please refer to the Company’s Form 10-Q, for the quarterly period ending September 30, 2009, filed today. Further information regarding the re-categorization of expense can be found in “Note 1 – Basis of Presentation” of the Form 10-Q.

Conference Call Information
TechTeam Global, Inc. will also host an investor teleconference to discuss its third quarter 2009 financial results at 4:30 p.m. EST, today, Monday November 9, 2009. To participate in the teleconference, including the question and answer session that will follow the results announcement and discussion, please call 1-877-941-8631 (outside the United States, call +1-480-629-9820). When prompted, enter the passcode: 4181028. To access a simultaneous Web cast of the teleconference, go to the TechTeam Global Web site at http://www.techteam.com/investors/investor-relations and click on the Web cast icon. From this site, you can download the necessary software and listen to the teleconference. TechTeam encourages you to review the site before the teleconference to ensure that your computer is configured properly.

A taped replay of the call will be available beginning at approximately 6:30 p.m. EST, Monday November 9, 2009. This toll-free replay will be available through Monday November 23, 2009. To listen to the teleconference replay, call 1-800-406-7325 (outside the United States, call +1-303-590-3030). When prompted, enter the passcode: 4181028.

About TechTeam Global, Inc.

TechTeam Global, Inc. is a leading provider of IT outsourcing and business process outsourcing services to large and medium businesses, as well as government organizations. The Company's primary services include service desk, technical support, desk-side support, security administration, infrastructure management and related professional services. TechTeam also provides a number of specialized, value-added services in specific vertical markets. Founded in 1979, TechTeam has nearly 3,000 employees across the world, providing IT support in 32 languages. TechTeam's common stock is traded on the NASDAQ Global Market under the symbol "TEAM." For more information, call 800-522-4451 or visit www.techteam.com.

27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

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Safe Harbor Statement
The statements contained in this press release that are not purely historical, including statements regarding the Company’s expectations, hopes, beliefs, intentions, or strategies regarding the future, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results may differ materially from those expected because of various known and unknown risks and uncertainties, including, but not limited to, the continuing effects of the U.S. recession and global credit environment, other changes in general economic and industry conditions, the award or loss of significant client assignments, timing of contracts, recruiting and new business solicitation efforts, currency fluctuations, and other factors affecting the financial health of our clients. These and other risks are described in the Company’s most recent annual report on Form 10-K and subsequent reports filed with or furnished to the U.S. Securities and Exchange Commission. The forward-looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements.

Financial Tables to Follow on the Next Page

27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

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Financial Data

TechTeam Global, Inc.

Condensed Consolidated Statements of Income (unaudited)

(In thousands, except per share data)

	Third Quarter Ended September 30,			Nine Months Ended September 30,
	2009	2008	% Change	2009	2008	% Change
Revenue
Commercial —
IT Outsourcing Services	$26,184	$30,452	(14.0)%	$80,462	$91,154	(11.7)%
IT Consulting and Systems Integration	2,711	6,338	(57.2)%	9,780	21,283	(54.0)%
Other Services	3,740	5,406	(30.8)%	11,981	19,358	(38.1)%
Total Commercial	32,635	42,196	(22.7)%	102,223	131,795	(22.4)%
Government Technology Services	19,713	21,988	(10.3)%	60,557	66,230	(8.6)%
Total Revenue	52,348	64,184	(18.4)%	162,780	198,025	(17.8)%
Cost of Revenue
Commercial —
IT Outsourcing Services	20,838	24,137	(13.7)%	62,903	72,847	(13.7)%
IT Consulting and Systems Integration	2,083	4,988	(58.2)%	7,712	16,702	(53.8)%
Other Services	2,860	4,189	(31.7)%	9,008	14,911	(39.6)%
Total Commercial	25,781	33,314	(22.6)%	79,623	104,460	(23.8)%
Government Technology Services	14,525	16,063	(9.6)%	43,841	48,391	(9.4)%
Total Cost of Revenue	40,306	49,377	(18.4)%	123,464	152,851	(19.2)%
Gross Profit	12,042	14,807	(18.7)%	39,316	45,174	(13.0)%
Selling, general and administrative expense	10,351	11,021	(6.1)%	32,393	35,325	(8.3)%
Restructuring charge (credit)	(57)	—		(756)	3,884
Operating Income	1,748	3,786	(53.8)%	7,679	5,965	28.7%
Net interest expense	(314)	(425)		(918)	(1,291)
Foreign currency transaction loss	(68)	(277)		(717)	(46)
Income before Income Taxes	1,366	3,084		6,044	4,628
Income tax provision	504	1,175		2,242	2,866
Net Income	$862	$1,909		$3,802	$1,762
Diluted Earnings per Common Share	$0.08	$0.18		$0.36	$0.17
Diluted weighted average common shares and common share equivalents	10,754	10,592		10,664	10,540

27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

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Condensed Consolidated Balance Sheet (unaudited)

(In thousands)

	September 30, 2009	December 31, 2008
Current Assets
Cash and cash equivalents	$16,659	$16,881
Accounts receivable, net	49,599	59,705
Prepaid expenses and other current assets	4,148	4,315
Total current assets	70,406	80,901
Property, Equipment and Software, Net	7,017	8,327
Goodwill and Other Intangible Assets, Net	75,224	77,361
Other Assets	662	774
Total Assets	$153,309	$167,363

Current Liabilities
Current portion of long-term debt	$7,944	$7,987
Accounts payable	5,670	6,340
Accrued payroll and related taxes	11,809	12,477
Accrued expenses and other current liabilities	8,539	11,670
Total current liabilities	33,962	38,474
Long-Term Liabilities
Long-term debt, less current portion	11,203	27,202
Other long-term liabilities	2,305	2,954
Total long-term liabilities	13,508	30,156
Shareholders’ Equity
Preferred stock	—	—
Common stock	111	109
Additional paid-in capital	79,385	77,939
Retained earnings	25,161	21,359
Accumulated other comprehensive income (loss)	1,182	(674)
Total shareholders’ equity	105,839	98,733
Total Liabilities and Shareholders’ Equity	$153,309	$167,363

27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

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Condensed Consolidated Statements of Cash Flows (unaudited)

(In thousands)

	Nine Months Ended September 30,
	2009	2008
Operating Activities
Net income	$3,802	$1,762
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,059	5,813
Other adjustments, primarily changes in working capital	7,493	(3,755)
Net cash provided by operating activities	16,354	3,820
Investing Activities
Purchase of property, equipment and software	(1,211)	(2,101)
Cash paid for acquisitions, net of cash acquired	(375)	(5,958)
Net cash used in investing activities	(1,586)	(8,059)
Financing Activities
Proceeds from issuance of long-term debt	600	5,000
Proceeds (expenditures) from issuance of common stock	(28)	351
Tax expense from stock options	—	(5)
Payments on long-term debt	(16,640)	(4,227)
Net cash provided by (used in) financing activities	(16,068)	1,119
Effect of exchange rate changes on cash and cash equivalents	1,078	(440)
Decrease in cash and cash equivalents	(222)	(3,560)
Cash and cash equivalents at beginning of period	16,881	19,431
Cash and cash equivalents at end of period	$16,659	$15,871

27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

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Reconciliation of Third Quarter and Year-to-Date Earnings Excluding Restructuring Charges to Net Income

(In thousands, except per share data)

	2009		2008
	After-Tax Earnings	Earnings per Share	After-Tax Earnings	Earnings (Loss) per Share

Reconciliation of Third Quarter Earnings Excluding Restructuring Charges to Net Income
Earnings excluding restructuring charges	$805	$0.07	$—	$—
Restructuring charges, net of tax	57	0.01	—	—
Net Income – Third Quarter	$862	$0.08	$—	$—

Reconciliation of Year-to-Date Earnings Excluding Restructuring Charges to Net Income
Earnings excluding restructuring charges	$3,046	$0.29	$4,907	$0.47
Restructuring charges, net of tax	756	0.07	(3,145)	(0.30)
Net Income – Year-to-Date	$3,802	$0.36	$1,762	$0.17

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Contacts:

TechTeam Global, Inc.	Boscobel Marketing Communications
Margaret M. Loebl	Jessica Klenk
Vice President, Chief Financial Officer and Treasurer	(301) 588-2900 ext. 121
(248) 357-2866	jklenk@boscobel.com
investors@techteam.com

27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com